Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated September 25, 2020, relating to the financial statements of United Wholesale Mortgage, LLC (f/k/a United Shore Financial Services, LLC) as of and for the years ended December 31, 2019 and 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Richey May & Co, LLP

Englewood, CO

November 16, 2021